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                                                                      EXHIBIT 99

                         [IRIS LOGO]                                NEWS RELEASE



CONTACTS:        Dr. F. H. Deindoerfer, CEO
                 818-709-1244 or
                 Noah Fields, OA&R/ECOM
                 212-880-5200                            FOR IMMEDIATE RELEASE
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                       IRIS AND BMC MODIFY RELATIONSHIP;

                        BOTH COMPANIES EXPECT TO BENEFIT

         CHATSWORTH, CA, September 27, 1996 - International Remote Imaging Systems, Inc. (IRIS), announced today an amendment to a series of agreements with Boehringer Mannheim Corporation and its affiliates (BMC) which modifies the relationship of IRIS with these companies. According to executives at both companies, the modifications facilitate the implementation of new strategic directions for their respective companies. In BMC's case, new priorities call for intensive focus on the area of immunodiagnostics and expansion of its point-of-care product portfolio. New direction for IRIS places more broadened focus on the entire IVD imaging field.

         IRIS, based in Chatsworth, California, manufactures and markets automated in vitro diagnostic (IVD) imaging systems, including The Yellow IRIS(R) family of urinalysis workstations and the recently acquired PowerGene(TM) line of cytogenetic analyzers.

         BMC is one of the world's leading suppliers of diagnostic systems and biochemicals. The company's IVD products include clinical chemistry, urinalysis and immunodiagnostic analyzer systems, blood glucose measurement systems, and other devices targeted at point-of-care diagnostics.





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          As a result of the agreement, IRIS and BMC are strengthening their ties in the supply and distribution of urine test strips while withdrawing from longer term mutual commitments in the areas of hematology and urine microscopy. As part of the overall consideration, IRIS will repurchase 469,413 shares and a warrant to purchase 250,000 shares of IRIS stock owned by BMC at the original cost of $2,132,141, or $4.54 per share.

          IRIS has also received more favorable pricing and terms from BMC in the supply of urine test strips and a license to certain BMC patents related to the manufacture of urine test strips, as well as expanded international distribution rights for the new Model 900UDx urine pathology workstation which was jointly developed by IRIS and BMC. In addition to its exclusive distribution in North America, IRIS obtained non-exclusive distribution of the Model 900UDx in other parts of the world, while BMC retained its exclusive distribution in Germany and Italy. In return, BMC is relieved of its obligations to purchase a minimum number of systems and supply of certain technology and components.

          IRIS is the recognized leader in automated urinalysis with its major product line, The Yellow IRIS family of urinalysis workstations, used in clinical laboratories in more than 75% of US medical schools and other leading hospitals nationwide. Earlier this year, IRIS obtained FDA clearance for The White IRIS leukocyte differential analyzer, its new instrument for classifying normal and abnormal white blood cells, and also completed the acquisition of the PowerGene cytogenetic analyzer business of Perceptive Scientific Instruments, Inc. IRIS stock trades on the AMEX under the symbol IRI.



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